Exhibit 10.1

August 19, 2016

Thomas G. Ondrof

15708 Ballantyne Country Club Drive

Charlotte, NC 28277

Dear Tom:

It is a pleasure to offer you the position of EVP & Chief Financial Officer for Performance Food Group Company (“PFG” or the “Company”) reporting to me. I am confident that you will find the information contained below in this agreement to be consistent with the content of our recent conversation regarding your offer.

The specific provisions governing your employment at PFG are as follows:

Title:	EVP & Chief Financial Officer

Location:	PFG Corporate; Richmond, Virginia

Base Salary:	Your base salary will be $625,000 per year, or $24,038.46 per pay period, as PFG has twenty-six (26) pay periods.

Effective Date:	PFG understands you need time to transition, so the expectation is you will start in your new role at PFG on or before October 3, 2016.

Annual Cash Bonus:	Your maximum cash bonus opportunity for FY 2017 will be 133% of your eligible base salary and will be governed by and subject to the PFG Management Incentive Plan and overall PFG Adjusted EBITDA results. Your annual bonus for FY 2017 will be pro-rated to reflect your partial year of service with a minimum guaranteed payout of 75% of your maximum cash bonus opportunity. Your cash bonus will be paid to you at the same time annual bonuses are generally paid to other senior executives of the Company. You must be employed with the Company at the end of the fiscal year to be eligible for the PFG Management Incentive Plan for such fiscal year. PFG’s Management Incentive Plan is reviewed periodically and may be subject to change at any time without notice.

Long Term Incentive:	Following commencement of your duties, you will be eligible to receive an annual equity grant under the PFG Long Term Incentive Program (LTIP) at a target value equal to 150% of your base salary. Pending approval by the Board of Directors of the Company (the “Board”) and Compensation Committee approval, your LTIP award for FY 2017 will be pro-rated to reflect your partial year of service and will be made as soon as administratively practicable following the date you start at the Company. All future annual grants are expected to be reviewed and approved at the Board’s meeting following the end of our fiscal year; our current fiscal year will end on July 1, 2017.

Currently, PFG’s annual equity grants are comprised of a mix of performance shares, stock options and time-based restricted stock, which is subject to change in the future. Generally, subject to your continued service with PFG through each applicable vesting date, 1/4 of the shares subject to the stock options and 1/4 of the time-based restricted stock will vest on each anniversary of the date of grant, beginning on the first anniversary of the date of grant. The performance shares will vest on the third anniversary of the start of the performance period, subject to your continued service with the Company through the applicable vesting date, if the applicable performance goals, which are based on return on invested capital and relative total shareholder return, are achieved. Details of the LTIP will be provided in a separate document. PFG’s LTIP is reviewed periodically and may be subject to change at any time without notice.

Car Allowance:	You are eligible for a car allowance of $2,700.00 per month, which is subject to applicable taxes.

Benefits:

The Company provides a comprehensive health and welfare benefits program, which includes medical, dental, vision, life insurance, long-term and short-term disability insurance, flexible spending accounts, etc., in which you will be eligible to participate. We also offer a competitive

401(k) retirement plan administered by Fidelity Investments, in which you will be eligible to participate. You will receive enrollment materials from the Benefits Center and Fidelity shortly after employment begins. Human Resources will provide you enrollment information during orientation and you may also contact the Benefits Center at 1-888-694-9236 with questions. Your benefit package is subject to change, amendment or elimination, at any time, at the discretion of the Company.

Relocation:	You will be eligible for the Company’s relocation package commensurate with your position, which is enclosed herewith.

Paid Time Off:	You will be eligible for three (3) weeks of vacation per year to be earned in the following manner. In the pay period in which you complete six (6) months of continuous service with the Company, you will be credited with up to sixty (60) hours of vacation, based on eligible hours worked during your waiting period. You will then earn vacation each pay period based on eligible hours paid up to a maximum of 120 hours per year.

In the pay period in which you complete sixty (60) days of continuous employment, you will be credited with eight (8) hours of sick pay for future use. You will then earn and be credited with sick leave pro-rata each pay period up to a maximum of forty-eight (48) hours per year.

The Company observes six (6) major holidays: New Year’s Day, Memorial Day, 4th of July, Labor Day, Thanksgiving and Christmas Day. You are also eligible for up to four (4) personal holidays, which are pro-rated to your date of hire.

Severance Pay Plan:	You will be eligible to participate in the Senior Management Severance Pay Plan. Details of the Plan will be provided in a separate document. The Plan is reviewed periodically and may be subject to change at any time without notice.

At-Will:	You understand that your employment is not for any specific period of time and is “at-will,” which means the Company may terminate your employment or you may resign at any time with or without cause, and with or without notice. Should such a separation occur, all income, benefits and grants not vested but identified in this letter agreement or any other applicable documents will immediately cease as of the day of separation, except as otherwise provided by applicable law or plan document. The at-will status of your employment cannot be changed except in a written agreement signed by the President and Chief Executive Officer of PFG and you.

Restrictive Covenants:	Below are restrictive covenants applicable to your employment (the “Restrictive Covenants Section”):

(a) Confidential Information. You acknowledge and agree that the information, observations, and data obtained by you while employed by the Company or any of its subsidiaries concerning the business affairs of the Company or any subsidiary of the Company (“Confidential Information”) are the property of the Company or such subsidiary. Consequently, you agree that, except to the extent necessary for you to discharge your duties to the Company (as determined in your reasonable discretion) or as required by applicable law, statute, ordinance, rule, regulation or orders of courts or regulatory authorities, you shall not at any time (whether during or after the period of your employment) disclose to any unauthorized person or use for your own account any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of your acts or omissions to act or as required by law. You shall deliver to the Company at the termination of your employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and. data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) and the business of the Company or any subsidiary of the Company which you may then possess or have under his control.

(b) Inventions and Patents. You agree that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information which relates to the Company’s or any of its subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by you prior to the date hereof while employed by the Company or any of its subsidiaries (“Work Product”) belong to the Company or such subsidiary. You will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the period of your employment) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

(c) Non-compete. You acknowledge that in the course of your employment with the Company and its subsidiaries you will become familiar with the Company’s and its subsidiaries’ trade secrets and with other Confidential Information and that your services will be of special, unique and extraordinary value to the Company and its subsidiaries. Therefore, you agree that you shall not, during the period commencing on your date of hire and ending on the first (1st) anniversary following the termination of your employment (the “Restricted Period”), directly or indirectly own, operate, manage, control, participate in, consult with, advise or engage in services for any competitor of the Company or its subsidiaries or in any manner engage in any startup of a business (including by yourself or in association with any person, firm, corporate or other business organization or through any other entity) in Competition with the businesses of the Company or its subsidiaries. A “Competitor” and “Competition” means any business, in any geographical or market area where the Company conducts business or provides products or services, that competes with the business of the Company, including any business in which the Company engaged during the course of your employment with the Company and its subsidiaries and any business that the Company was actively considering conducting at the time of your termination of service and of which you have, or reasonably should have, knowledge. Nothing herein shall prohibit you from being a passive owner of not more than 2% of the outstanding stock or equity of an entity which is publicly traded, so long as you have no active participation in the business of such entity.

(d) Non-solicitation. During the Restricted Period, you shall not directly or knowingly indirectly through another entity (i) induce or attempt to induce any employee of the Company or any of its subsidiaries to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any of its subsidiaries and any employee, including, without limitation, inducing or attempting to induce any union, employee or group of employees to interfere with the business or operations of the Company or its subsidiaries, (ii) hire any person who was an employee of the Company or any subsidiary of the Company at any time within the six (6)-month period prior to the date you employ or seek to employ such person, or (iii) induce or attempt to induce any customer, supplier, distributor, franchisee, licensee or other business relation of the Company or any subsidiary of the Company to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee or business relation and the Company or any subsidiary of the Company.

(e) Non-disparagement. You shall not at any time during or after the period of your employment whether in writing or orally, criticize, disparage, or otherwise demean in any way the Company or its subsidiaries or their respective products, officers, directors, employees or shareholders.

(f) Enforcement. You agree that: (i) the covenants set forth in this Restrictive Covenants section are reasonable in all respects, including, where applicable, geographical and temporal scope, (ii) the Company would not have entered into this letter agreement but for your covenants contained herein, and (iii) the covenants contained herein have been made in order to induce the Company to enter into this letter agreement. If, at the time of enforcement of this Restrictive Covenants section, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. You recognize and affirm that in the event of your breach of any provision of this Restrictive Covenants section, money damages would be inadequate and the Company would have no adequate remedy at law. Accordingly, you agree that in the event of a breach or a threatened breach by you of any of the provisions of this Restrictive Covenants section, the Company, in addition and supplementary to other rights and remedies granted by law existing in its favor (including recovery of damages and costs), may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). Each party shall bear its own legal fees to enforce the covenants set forth in this Restrictive Covenants section.

(g) Future Cooperation. You agree that upon the Company’s reasonable request following your termination of employment, you will use reasonable efforts to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company or its affiliates, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or its affiliates, including any proceeding before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency. You will be entitled only to reimbursement for reasonable out-of-pocket expenses (including travel expenses) incurred in connection with providing such assistance.

Indemnification:	The Company will indemnify you and hold you harmless to the maximum extent permitted under the Company’s charter, by-laws and applicable law. At all times during your employment and thereafter when you may be subject to liability for which indemnification is applicable, you shall be covered as an insured under any contract of officers and directors liability insurance as in effect from time to time that covers members (or former members) of the Board as insureds.

This letter agreement will not take effect until: (1) you fully accept the its terms and (2) the Company is satisfied with the results of any discretionary background and drug screening performed on you.

If you accept employment with PFG, federal law requires you to produce documents establishing your identity and work authorization. PFG cannot legally hire you if you do not produce such verification. Please bring these documents with you on your first day.

If you agree with the terms and conditions set forth in this letter agreement, please indicate your acceptance by signing the enclosed Acknowledgment and Acceptance of Letter Agreement and returning the original me. This letter agreement contains the entire agreement and understanding between PFG and you with respect to the subject matter and covenants contained herein, and no other representations, promises, agreements or understandings, written or oral, shall be of any force and effect.

We look forward to you becoming an integral part of our Company’s senior management team and believe you will find your new challenge a rewarding opportunity to make a difference for yourself, our associates and PFG.

Should you have any questions concerning this letter agreement, please do not hesitate to contact me.

Best regards,

/s/ George Holm

George Holm

President & Chief Executive Officer

Performance Food Group Company

Enclosure:	Acknowledgment and Acceptance of Letter Agreement
Relocation Tier One Program Description
Overview of Long Term Incentive Plan
Your 2016 PFG Benefits

ACKNOWLEDGMENT AND ACCEPTANCE

OF

LETTER AGREEMENT

I, Thomas G. Ondrof, hereby acknowledge acceptance of the terms of the attached letter agreement dated August 19, 2016 for the position of EVP & Chief Financial Officer of the Company under the terms and conditions set forth therein.

/s/ Thomas G. Ondrof	8/23/2016
Thomas G. Ondrof	Date Signed